Consent of John Drobe

Reference is made to the Panantza & San Carlos Copper Project Preliminary Assessment Report, dated October 30, 2007 (collectively, the "Technical Report").

The undersigned hereby consents to references to its name and references to and excerpts from the Technical Report in the Annual Report on Form 40-F of Corriente Resources Inc. to be filed with the United States Securities and Exchange Commission.

Dated this _25th_ day of March 2008.

/s/ John Drobe
John Drobe, P.Geo.